Exhibit 99.1

PR Contact (s)

Jack Mayer
PowerSafe Technology Corp.
(718) 951-8021
mayerj@gabrielcapital.com

Jordan Chanofsky
Fusion PR
(212) 651-4201
jordan@fusionpr.com

POWERSAFE TECHNOLOGY ANNOUNCES COMPLETION OF MERGER WITH
AMPLIFICATION TECHNOLOGIES

NEW YORK – FEBRUARY 18, 2009 – PowerSafe Technology Corp. (PSFT.OB) announced today that it has completed the merger of Amplification Technologies Inc. (ATI) into a wholly owned subsidiary of PSFT yesterday.

As a result of the merger, PowerSafe’s capitalization will consist of (a) 8,995,256 shares of common stock issued and up to 30,000 additional shares to be issued, (b) $1,347,211 face amount of Series A Preferred Stock, convertible into an aggregate of approximately 808,200 shares of common stock, (c) up to $2,300,000 liquidation preference of non-convertible Series B Preferred Stock, and (d) up to 680,000 shares of common stock reserved for issuance to satisfy option awards and similar obligations.

A director and officer of PWSF and a family member, have advanced funds to PWSF which are expected to be converted into convertible preferred stock and warrants of PWSF. Any securities that may be issued in connection with such advances are not included in the capital structure set forth above.

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About PowerSafe Technology Corp. (PSFT.OB)

Based in New York, PowerSafe Technology, thru its wholly owned subsidiary Amplification Technologies, (www.amplificationtechnologies.com) seeks to transform the field of low-level signal detection. The company’s patented platform semiconductor technology has the potential to offer unparalleled and far-reaching benefits to industries such as medical diagnostics, drug development, scientific instrumentation and homeland security. The technology has been successfully used to develop extremely sensitive detectors of low levels of light and the company believes its detectors will be used in many existing applications as well as open up new markets. ATI’s technology is patented to encompass detection of signals other than light, and could in principle be used to create highly sensitive biological, radiological, electrical, and chemical sensors.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of PowerSafe and Amplification. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties inherit herein and set forth in PowerSafe’s SEC filings and such other matters as are contained therein. These risks and uncertainties could cause actual results to differ materially from those indicated in the forward-looking statements.